Exhibit 10.29

July 26, 2013

Crystal Vision Energy Limited
3708, 37th Floor, The Center
99 Queen’s Road Central
Hong Kong SAR
Attention: Colin Tam

Re:	Amendment of Consulting Services Agreement

Dear Colin:

This letter will constitute an amendment to the Consulting Services Agreement between Crystal Vision Energy Limited (“CVE”) and Synthesis Energy Systems, Inc. (the “Company”) dated effective January 1, 2013 (the “Consulting Agreement”), effective as of the date signed below.  By execution of this letter, CVE acknowledges and agrees that, as of the date hereof:

⋅	The following definition in Clause 3.5 of the Consulting Agreement is amended and restated in its entirety as follows:

“Capital Funding Date” means the date when either the China Services Funding or any Capital that is raised for SES or SES China is received by SES, SES China or their respective Affiliates.

⋅	Clause 4.2 of the Consulting Agreement is amended and restated in its entirety as follows:

“4.2     CVE shall provide funding of capital to SES in the amount of $300,000 and on the terms and conditions set out in Schedule 6 (the “China Services Funding”) by 3 separate installments in July, September and November 2013 respectively.  For the avoidance of doubt, although the China Services Funding will be paid in three separate installments, the shares of common stock shall be issued at a price which is equal to 80% of the volume weighted average price of the SES common stock on the NASDAQ Stock Market over the three months prior to the date of the July installment of the China Services Funding. The associated warrants shall have an exercise price which is equal to the volume weighted average price of the SES common stock on the NASDAQ Stock Market over the three months prior to the date of the July installment of the China Services Funding.

In the event that CVE or its nominee fails to provide the China Services Funding as per the terms herein, SES may terminate this Agreement by giving 10 days written notice.

Without prejudice to the rights of the parties in Clause 4.1 of the Consulting Agreement, CVE may terminate this Agreement for any reason by giving 10 days written notice to SES at any time after 1 July 2013.

⋅	Clause 13(a) is amended and restated in its entirety as follows:

“(a)     engage in any activities that are adverse to the interests of business of SES; provided, that, for the avoidance of doubt, SES acknowledges and agrees that CVE may, from time to time, provide consulting or advisory services to Solena Fuels and that such services shall not be a violation of this Clause 13(a) if the provision of such services does not distract, limit or otherwise interfere with the provision of the Services by CVE; and

⋅	Schedule 1 to the Consulting Agreement is amended and restated in its entirety and replaced with Exhibit A hereto.

This letter does not affect any other terms of the Consulting Agreement.  If you have any questions regarding this matter, please let me know.

SYNTHESIS ENERGY SYSTEMS, INC.

/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED
as of July 29, 2013

CRYSTAL VISION ENERGY LIMITED

By:	/s/ Colin S. Tam
Printed Name:	Colin S. Tam
Title:	Executive Chairman

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